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                                   ASSIGNMENT

         For valuable consideration, the receipt of which is hereby acknowledged, Zweig/Glaser Advisers, LLC ("ZGA") hereby assigns, transfers and delivers to Phoenix Equity Planning Corporation ("PEPCO") all of ZGA's rights and obligations under the administration agreement, dated as of March 1, 1999, between ZGA and The Zweig Fund, Inc., such assignment to be effective as of October 31, 1999.

         IN WITNESS WHEREOF, the undersigned has duly executed this Assignment.

                                   ZWEIG/GLAZER ADVISERS, LLC

                                   By:  PHOENIX INVESTMENT PARTNERS, LTD, its
                                        sole member


                                        /s/ Nancy J. Engberg
                                        ----------------------------------------
                                            Nancy J. Engberg
                                            Vice President and Counsel